                                                                    EXHIBIT 99.1

                   MANUFACTURING AND DISTRIBUTION AGREEMENT
                   ----------------------------------------

     AGREEMENT made this 10th day of February 1997 by and between SEPTIMA ENTERPRISES, INC.(hereinafter "SEPTIMA"), a Colorado Corporation with offices at 600 Sandtree Drive, Suite 212, Lake Park, Florida 33403, and S. W. R. INDUSTRIES, LTD. (hereinafter "SWR"), a Canadian corporation with offices at 321 Ambassador Drive, Mississauga, Ontario L5T 2J3, Canada.

                                   ARTICLE I
                                   ---------

                                  Definitions
                                  -----------

     As used in this Agreement, each of the following terms has the meaning set forth thereafter, such meaning to be equally applicable both to the singular and plural forms of the terms herein defined:

     "Affiliate" means any individual, partnership, corporation or company owning ten percent (10%) or more of SWR or SEPTIMA, or any partnership, corporation or company in which SWR or SEPTIMA has at least a ten percent (10%) ownership interest.

     "Agreement" means this agreement, together with all schedules hereto now or hereafter signed by, modified, amended or supplemented from time to time.

     "Product" means (1) those Products manufactured by SEPTIMA and which are described in Schedule B, attached hereto, and (2) unless the context indicates otherwise, all spare and replacement parts for those Products.

     "Inserts" means each Product's subassembly as manufactured by SEPTIMA and described in Schedule B, hereto.

     The terms "sale" and "resale" and any grammatical variant thereof shall include, without limitation, sales, contracts for sale, conditional sales, installment sales, rentals or leases, and any other arrangement whereby Products are placed at the disposal of the ultimate user.

     "Territory" means the locations referred to in Schedule A, attached hereto.

     All amounts are in United States Dollars.

-----------
XXXXX Confidential treatment has been requested for portions of this exhibit.
      The copy filed herewith omits the information subject to the confidentiality request. The omitted information has been filed separately with the Securities and Exchange Commission. Omissions are designated as "XXXXX".

                                  ARTICLE II
                                  ----------

                    Appointment as Manufacturer/Distributor
                    ---------------------------------------

2.01     SEPTIMA appoints SWR as EXCLUSIVE AUTHORIZED MANUFACTURER/
DISTRIBUTOR in the Territory for the manufacture and sale of Products and SWR hereby accepts this appointment. SWR will not sell the Products and/or Inserts outside of the Territory, nor will they resell the Inserts, as such, inside the Territory, except to an Affiliate of or other company controlled by SWR which, in turn, will not resell the Products and/or Inserts outside the Territory. SWR will certify that all Products and/or Inserts will not be resold outside the Territory. All orders or direct inquiries received by SEPTIMA with respect to the sale of Products in the Territory will be referred by SEPTIMA to SWR. All orders or direct inquires received by SWR with respect to the sale of Products outside the Territory will be referred by SWR to SEPTIMA. No other companies will be allowed to sell the Products in the territory.

2.02 SWR shall conduct its business in the purchase and resale of the Products and/or Inserts for its own account and its own expense and risk. This Agreement does not in any way create the relationship of principal and agent, or any similar relationship, between SEPTIMA and SWR. SWR covenants and warrants that it will not act nor represent itself directly or by implication as agent for SEPTIMA, and it will not attempt to create any obligation or make any representation on behalf of or in the name of SEPTIMA. SWR has the authority to appoint an associate manufacturer, sub-manufacturer, distributor or sub-distributor of the Products and/or Inserts provided the appointment: (i) does not conflict with the ongoing activities of SEPTIMA, (ii) is in compliance with the specifications as established by SEPTIMA, (iii) is subject to SWR's obligations set forth in the Agreement, and (iv) is subject to SEPTIMA's reasonable approval.

2.03 No minimum will be required in the first year (12 month period). In future years, SWR shall be required to order for shipment a minimum of 120,000 aggregate Products and/or Inserts per year. Should SWR not order the required minimum number of Products and/or Inserts for any twelve (12) month period, SEPTIMA shall have the right to terminate this Agreement by giving SWR 30 days to cure the default. If SWR does not cure within the 30 day period, this Agreement terminates automatically and without notice.

2.04 SEPTIMA shall sell to SWR based on SWR's requirements on a quarterly basis, as submitted to SEPTIMA on or before the thirtieth (30/th/) day of each calendar quarter. SWR shall deliver to SEPTIMA an estimate of the quantities of Products and/or Inserts required by SWR for the (a) succeeding two (2) calendar quarters and (b) the succeeding four (4) calendar quarters. Forecasted Product will be shipped by Septima within 30 days of receipt of order. Products not forecasted will be shipped on a best effort basis by Septima.

                                  ARTICLE III
                                  -----------

                                 Manufacturing
                                 -------------

3.01 SWR shall purchase from SEPTIMA Products and/or Inserts as described in Schedule B, hereto, and cause the manufacturing process to be completed by either acquiring or manufacturing those items described in Schedule C, attached hereto, and assembling to completion the final Products or through Joint Venture or other similar arrangements having those items described in Schedule C, attached hereto, acquired or manufactured and assembled to completion the final Products for sale.

3.02 SEPTIMA shall provide to SWR the necessary technical drawings and specifications for those items listed in Schedule C, attached hereto. SWR shall manufacture or cause the manufacture of the Products in accordance with said technical drawings and specifications.

3.03 SEPTIMA shall provide, at SWR's expense, personnel to assist SWR in the establishment of the manufacturing and quality control process. The number of personnel and time dedicated to the process shall be agreed upon by SWR and SEPTIMA prior to the scheduling of said personnel. Septima personnel's salaries will be paid by Septima, and SWR will pay all other related expenses. Expenses for Septima employees' visits to the Territory, initiated by Septima, will be paid by Septima.

                                  ARTICLE IV
                                  ----------

                               Sales and Service
                               -----------------

4.01 SWR shall use its best efforts to sell and promote the sale of the completed Products within the Territory.

4.02 SEPTIMA shall provide, if requested by SWR and at SWR's expense, personnel to assist in the technical training of SWR's marketing organization. The number of SEPTIMA personnel and length of stay in the Territory is to be agreed upon by SWR and SEPTIMA. Septima personnel's salaries will be paid by Septima, and SWR will pay all other related expenses. Expenses for Septima employees' visits to the Territory, initiated by Septima, will be paid by Septima.

4.03 SWR will be responsible for the sale and servicing of the Products and/or Inserts in the Territory. SWR will perform all service work at its own expense within a reasonable amount of time not to exceed sixty (60) days from the discovery of a defective Product and/or Insert. SEPTIMA will provide replacement Products and/or Inserts in exchange for defective Products and/or Inserts after examination by SEPTIMA of the Products and/or

Inserts and good faith determination that the defects have not been caused by misuse, abuse, improper installation or application, repair, alteration, accident or negligence in the use, storage, transportation or handling.

                                   ARTICLE V
                                   ---------

                 Inventory, Marketing and Related Obligations
                 --------------------------------------------

5.01 The Products and/or Inserts shall not be returned for credit except for defective Products and/or Inserts which shall be replaced by SEPTIMA, said defects as reasonably determined by SEPTIMA not to have been caused by misuse, abuse, improper installation or application, repair, alteration, accident, or negligence in the use, storage, transportation or handling.

5.02 All marketing and sales materials for the Products and/or Inserts to be used by SWR in the marketing effort will be provided to SEPTIMA for approval. Approval will be deemed granted if there is no response within thirty (30) days of receipt. SWR may use the trade names and trademarks as used by SEPTIMA in the United States provided SWR shall submit the material containing the trade names and/or trademarks for approval by SEPTIMA in writing prior to use, said approval deemed to be granted if response has not been received within sixty
(60) days of submission.

5.03                             XXXXX







                                  ARTICLE VI
                                  ----------

                              Conditions of Sale
                              ------------------

6.01 Products and/or Inserts shall be packaged and shipped as agreed to by both parties.

6.02 Delivery to SWR shall be F.O.B. Latrobe PA with all costs, insurance and freight paid by SWR. SEPTIMA shall not be liable for transportation or for loss or damage in transit. Claims for shortage or damages to shipments shall be made against the carrier by SWR. Claims for shortage not attributable to the carrier must be initiated by SWR against SEPTIMA within ten (10) days after arrival of shipment at the specified destination.

Shipping dates are estimated, and SEPTIMA shall not be liable for loss or control including, but not limited to, compliance with regulations, orders or instructions of any governmental authority, or any department or agent thereof, acts of God, acts or omissions of SWR, acts of civil or military authority, fires, strikes, facilities shutdowns or alterations, embargoes, war, riot, delays in transportation, or inability to obtain necessary labor, manufacturing facilities or materials from usual source, and delays resulting from any such cause shall extend the time for delivery correspondingly. As it relates to shipping, in no event shall SEPTIMA be liable for consequential, incidental, punitive, or special damages due for any reason whatsoever. All expense and charges caused by SWR and which arise out of the reshipment or rerouting of the Products and/or Inserts purchased by SWR, including, but not limited to, its failure to accept delivery, except a non-conforming delivery, of or pay for such Products and/or Inserts, shall be paid by SWR to SEPTIMA on demand. After thirty (30) days of nonpayment, a ten percent (10%) interest factor will be added to the unpaid balance.

6.03     SWR shall purchase from SEPTIMA with payment conditions as follows:
Prepayment, Cash in United States Dollars, or a Letter of Credit satisfactory to SEPTIMA and SWR. If the Letter of Credit is the chosen method, SEPTIMA shall be permitted to negotiate that portion of the Letter of Credit corresponding to each shipment of the Products and/or Inserts to SWR. Any cost associated with the Letter of Credit will be borne solely by SWR.

6.04 SWR shall pay all license fees, sales, use, service use, occupation, retailer's occupation, service occupation, personal property, import/export and excise taxes in the territory which may be assessed or levied by any governmental authority and any departments and subdivisions thereof against any of the Products and/or Inserts ordered by SWR.

6.05 SWR shall not make any changes to the Products and/or Inserts without the prior written approval of SEPTIMA. The proposed changes must be submitted to SEPTIMA in writing with supporting drawings and technical information. No response by SEPTIMA within ninety (90) days shall be deemed as non-approval of the proposed changes. Any changes to the Products and/or Inserts remain the sole property of SEPTIMA or the patent holders, as the case may be.

6.06 SEPTIMA shall provide to SWR, during the term of this Agreement, any and all modifications or upgrades made by SEPTIMA to the Products and/or Inserts distributed in the United States. XXXXX

6.07 SEPTIMA shall offer to SWR for distribution in the Territory any new Products not listed on Schedule A, attached hereto, manufactured and distributed by SEPTIMA in the United States. The new Products shall be offered under an entirely new agreement negotiated between SEPTIMA and SWR. Should SWR and SEPTIMA not reach agreement as to the new products, SEPTIMA shall retain the right to distribute the new Products in the Territory and the right to secure a distributor to market the new Products in the Territory. The new products will not be similar to the Septima products manufactured or sold by SWR in the territory.

6.08 SWR shall keep all information, including technical information, design drawings, engineering specifications and know-how delivered by SEPTIMA regarding the Products and/or Inserts confidential, except as necessary and with the approval of SEPTIMA, for the marketing and distribution of Products and/or Inserts.

                                  ARTICLE VII
                                  -----------

                                  Warranties
                                  ----------

7.01 All Products and/or Inserts purchased by SWR from SEPTIMA in accordance with the terms of this Agreement shall be warranted by SEPTIMA against any defects in materials and workmanship. Any warranties extended by SEPTIMA for the Products and/or Inserts in the United States or in any other country shall also be extended to SWR under the same terms and conditions. SWR agrees to furnish all warranty services required for all the Products and/or Inserts. SEPTIMA agrees to supply to SWR free of charge, including shipping charges, those replacement parts or Inserts for the Products which are required to be supplied under this paragraph. SEPTIMA, at its discretion, shall decide and pay those costs associated with the return and testing of defective Products and/or Inserts. Those Products returned under this paragraph, after testing, found to be within factory specifications shall be returned to SWR at SWR's expense.

7.02 NO WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE MADE IN SECTION 7.01, HEREIN, ARE GIVEN IN RESPECT OF THE PRODUCTS AND/OR INSERTS, AND ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE IS HEREBY EXPRESSLY DISCLAIMED. ANY CLAIM OR CAUSE OF ACTION PURSUANT TO THE WARRANTY PROVIDED IN SECTION 7.01 OF THIS AGREEMENT MUST BE COMMENCED WITHIN ONE (1) YEAR OF SUCH CLAIM OR CAUSE OF ACTION ARISING OR SUCH CLAIM OR CAUSE OF ACTION SHALL BE DEEMED WAIVED.

7.03 SWR agrees to indemnify and hold SEPTIMA and its officers, directors, employees, shareholders, affiliates, agents, and attorneys harmless against any and all losses, damages, liabilities, claims, demands, suits, or causes of action, including attorney's fees and expenses of defending against such claims, demands, suits, or causes of action, resulting from (a) third party claims arising, directly or indirectly, out of or in connection with SWR's sale, installation or operation of the Products and/or Inserts or (b) conduct of SWR's business.

                                 ARTICLE VIII
                                 ------------

                                     Term
                                     ----


8.01 This Agreement shall become effective on the date of execution by SWR and SEPTIMA, and shall run until February 10, 1998 unless sooner terminated as provided for herein. This Agreement shall be automatically renewed for additional one (1) year periods so long as the minimum sales levels as provided in Section 2.04 are met. XXXXXX

                                  ARTICLE IX
                                  ----------

                                  Termination
                                  -----------

9.01 SWR may terminate this Agreement by written notice of termination delivered to SEPTIMA, such termination to be effective not less than ninety (90) days after receipt by SEPTIMA of such notice, unless SEPTIMA agrees to such termination becoming effective on a sooner date.

9.02 SEPTIMA may terminate this Agreement immediately by delivering to SWR or its representative notice of such termination in the event of the happening of any of the following:

     i. Any attempted transfer or assignment of this Agreement, or any right or obligation hereunder, or any sale, transfer, relinquishment voluntary or involuntary by operation of law, or otherwise of any majority interest in the direct or indirect ownership, control or active management of SWR without the prior written approval of SEPTIMA; said approval shall not be unreasonably withheld; or

     ii. The execution of SWR of an assignment for the benefit of creditors; the conviction of SWR or any principal officer of SWR of any crimes which in the opinion of SEPTIMA may adversely affect the ownership, operation, management, business or interest of SWR or SEPTIMA; or

     iii. Failure of SWR to pay when due any indebtedness owing by SWR to SEPTIMA, unless expressly waived in writing by SEPTIMA; or

     iv.  The sale of all or substantially all of SWR's assets.

9.03 This Agreement shall terminate automatically and without the giving of notice in the event SWR shall become insolvent or shall have outstanding balances due and owing

SEPTIMA for a period longer than ninety (90) days or shall suffer appointment of a temporary or permanent receiver, trustee, or custodian for all or a substantial part of its assets who shall not be discharged within ninety (90) days.

9.04 This Agreement shall terminate automatically and without giving of notice in the event SEPTIMA is in default of the Assignment Agreement between SEPTIMA and HENSLEY PLASMA PLUG PARTNERSHIP ("HENSLEY") dated September 26, 1995, and pursuant to the default provisions of the Assignment Agreement, SEPTIMA returns to HENSLEY all rights to the technology transferred to SEPTIMA under the Assignment Agreement.

9.05 Notwithstanding any other provision of this Article IX, either Party may terminate this Agreement for failure by the other Party to perform or adhere to any of its obligations under this Agreement by notifying the other Party of such default and allowing the other Party thirty (30) days to cure said default. The Party giving notice of default may terminate this Agreement at any time thereafter upon notice to the other Party.

9.06 Any termination of this Agreement shall not release SWR from paying any amount which may then be due and owing to SEPTIMA or from any obligation to pay for any Products and/or Inserts which may be ordered by SWR and shipped prior to the effective date of such termination. In the event of any termination of this Agreement, all obligations owed by SWR to SEPTIMA shall become immediately due and payable on the effective date of termination whether otherwise then due or not (without presentment, demand, protest or notice of any kind, all of which are hereby waived by SWR) and SEPTIMA may offset and deduct from any or all amounts owed to SWR any or all amounts owed by SWR to SEPTIMA rendering to SWR the excess, if any.

9.07     Upon the termination of this Agreement the following shall occur:

     i. SWR and its Affiliates shall immediately cease to, directly or indirectly, represent to the public or hold itself out as a present or former distributor or manufacturer of the Products and/or Inserts or in any other way affiliate itself with SEPTIMA; and

     ii. SWR and its Affiliates will not use any reproductions, counterfeit, copy or colorable imitation of SEPTIMA's trademarks, copyrights, logos or other proprietary marks or undertake any other conduct which is likely to cause confusion, mistake or deception, or which is likely to dilute SEPTIMA's rights in and to its proprietary marks; and

     iii. SWR and its Affiliates shall immediately deliver to SEPTIMA all marketing and sales materials for the Products and/or Inserts, all technical drawings and specifications for the Products and/or Inserts and all other confidential information provided by SEPTIMA to SWR.

9.08 During the term of this Agreement and for a period of three (3) years after the termination of this Agreement, for any reason whatsoever, SWR and its Affiliates shall not in any manner engage directly or indirectly in the marketing or distribution of any products competitive with the Products and/or Inserts covered by this Agreement. Competitive products are defined as those products falling within the scope of the patents attached hereto.

                                   ARTICLE X
                                   ---------

                                 Miscellaneous
                                 -------------

10.01 This Agreement supersedes all prior or contemporaneous agreements, representations, warranties and understandings and contains the entire agreement between the Parties hereto. No amendment, modification, termination, or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by duly authorized representatives of each Party hereto. No notice to, or demand on, SWR in any case shall entitle it to any other or further notice or demand in similar or other circumstances. No failure or delay on the part of SEPTIMA in exercising any right, power or remedy, hereunder, shall retire the right, power or remedy.

10.02 This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that SWR shall not have the right to assign or otherwise transfer its rights hereunder or any interest therein without the prior written consent of SEPTIMA; such consent shall not be unreasonably withheld.

10.03 SEPTIMA shall not by reason of termination of the Agreement be liable to SWR for any claims, losses, costs, expenses, or damages, including but not limited to, compensation, reimbursement, or damages arising from, resulting from, or related to loss of revenue, loss of profit, investments or expenditures of goodwill of SWR.

10.04 All notices, requests, demands, directions and other communications provided for hereunder shall be in writing (including telegraphic, fax, or telex) and mailed or delivered to the applicable Party at the address of such Party set forth on the first page hereof or at such address as a party shall notify the other party of in writing. Each such notice, request, demand, direction or other communication shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date of transmission with confirmed answer back if by electronic transmission, and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as non deliverable, as the case may be, if mailed.

10.05 SWR shall at its own expense purchase comprehensive general liability insurance in the face amount of at least $5,000,000 per occurrence, including contractual liability insurance and product liability insurance, on an occurrence basis against claims for bodily injury or death, including personal injury and property damage. All policies of insurance shall provide that SEPTIMA is an additional insured. In addition, all such policies shall contain an agreement on the part of the insurers that in the event of cancellation of the policy in whole or in part, or by a reduction as to coverage or amount thereof, whether initiated by the insurer or any insured, the insurer shall provide at lease thirty (30) days' advance written notice to SEPTIMA prior to such cancellation or reduction in coverage.

10.06 Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration held at West Palm Beach, Florida, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgement on the award rendered by arbitrators may be entered in any court having jurisdiction thereof.

10.07 This Agreement shall be governed by and construed under the laws of the State of Florida.

10.08 This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be original and all of which taken together shall constitute one complete instrument.

10.09 Headings in this Agreement are included herein for convenience of references only and shall not constitute a part of this Agreement for any other purpose.

10.10 In the event any section, paragraph or portion of this Agreement shall be, or be deemed to be by the American Arbitration Association in accordance with paragraph 10.05 above, void, voidable or invalid for any reason, this Agreement shall be otherwise valid and enforceable as if the void, voidable or invalid section, paragraph or portion of this Agreement had not been a part of it in the first instance except for the provisions under Article IX herein.

IN WITNESS WHEREOF, The parties herein have caused this Agreement to be executed as of the date first above written.



S. W. R. INDUSTRIES, LTD.



By:    /s/ Jack Guo                           Date: February 10, 1997
     --------------------------                     ---------------------------

SEPTIMA ENTERPRISES, INC.



By:    /s/ R. Edwin Morgan                    Date:  February 21, 1997
     --------------------------                      ---------------------------


       Charlotte Darling                      February 21, 1997
       Notary Public

       My Comission CC316611
       Expires Oct. 11, 1997

                                  SCHEDULE A

                    COUNTRY OF MANUFACTURE AND DISTRIBUTION

          1.  Peoples Republic of China

          2.  Hong Kong

          3.  Macao

          4.  Taiwan

                                  SCHEDULE B

Inserts are to be defined as molded Inserts Code MC-80 and MC-100.  These
-------
Inserts are the integral components of the SEPTIMA products.

Products coded S-80 and S-100 which can be described as high voltage, coaxial,
--------
bipolar capacitors designed for attachment to a non-resistor spark plug as used in internal combustion non-diesel engines; S-80 designed for small displacement engines as found on motorcycles; S-100 designed for large displacement engines as found on automobiles and stationary engines.

These Products are protected under U. S. Patents No. 32,505 (reissue of 4,333,135), No. 4,333,126, No. 4,402,036, No. 4,589, 398, No. 5,272,415, No.
5,371,436; European Patents No. 0 044 862 B1, No. 0 174 346 B1; Japanese Patents No. 1-576-071, No. 1-875-134; and Chinese Patent Application No. 95119282.5, and the patent application as being filed with the Mexican Patent and Trademark office Exp. No. 964101.

                                  SCHEDULE C

Components for the completion of the sub-assemblies described in SCHEDULE B:

     For MC-80:
     ----------

     1.   Outer ground plate housing
     2.   Grounding alignment bushing
     3.   Terminal nut
     4.   Locking washer
     5.   Weather-Plasma seal
     6.   Label
     7.   Instructions and packaging

     For MC-100:
     -----------

     1.   Outer ground plate housing
     2.   Grounding alignment bushing
     3.   Terminal nut
     4.   Locking washer
     5.   Weather-Plasma seal
     6.   Label
     7.   Instructions and packaging